Exhibit 10.2

English Summary of Maximum Amount Guarantee Agreement
Contract No.: (2009) China Citic Bank Jinan Branch YinBaozi 25000200900005

The Guarantor: Qingdao Free Trading Zone Sentaida International Trade Co., Ltd (“F.T.Z. Sentaida”)
The Creditor: China Citic Bank Jinan Branch (“the Bank”)
The Debtor: Shandong Huitong Tire Co., Ltd

In order to ensure the repayment of the debtor’s indebtedness under the Underlying Contract, the Guarantor agrees to provide the maximum amount guarantee for the Debtor’s indebtedness. The Guarantor and the Bank upon consultation have reached the following agreement in accordance with the Contract Law of the People’s Republic of China, the Guarantee Law of the People’s Republic of China and other relevant laws and regulations.

1.	The maximum principal amount of the Debtor’s indebtedness guaranteed by the Guarantor is RMB20,000,000. The term of the Underlying Contract is from March 13, 2009 to March 13, 2010.

2.	Within the maximum guaranteed amount and the time defined above all loan agreements signed by and between the Debtor and the Bank are deemed to be a part of the Underlying Contract.

3.

The Guarantor has the joint guarantee liability for the Debtor’s indebtedness under the Underlying Contract. When the Debtor is in default of its repayment obligation , the Bank has the absolute right to require the Guarantor to assume the repayment obligation no matter whether the Bank has any other guarantee to the indebtedness (including but not limited to guarantee letter, collateral, pledge, stand by letter of credit).

4.	The term of the guarantee is two years starting from the due date of the indebtedness.

5.

Any interest, compound interest and interest penalties relating to the principal and any expenses relating to implementation of the Bank’s rights (including, but not limited to lawyer fee, travel expense, evaluation fee, auction fee, fee of transfer of ownership, and enforcement fee etc.) are all guaranteed by the Guarantor.

6.	The Guarantor hereby represents as follows:
	(1)	The Guarantor is duly organized and validly existing and legally qualified to sign and to execute this Agreement;
	(2)	The Agreement reflects the genuineness of assent of the Guarantor; and the Guarantor understand the agreement completely;
(3)

All documents, materials and certificates provided by the Guarantor are true, complete and accurate. Except as disclosed to the Bank, there is no undisclosed material indebtedness, material breach of contracts, material litigation or material arbitration of the Guarantor that may adversely affect the enforcement of the Agreement.

7.	The Guarantor’s rights and obligations:
	(1)	Provide all true and valid documents to the Bank with respect to its legal identity;
(2)

During the term of this Agreement, the Guarantor shall provide written notice to the Bank within 7 days after the Guarantor changes its domicile, name, telephone, facsimile, address or its legal representative;

	(3)	When the Debtor is in default of its repayment obligation, the Bank has the absolute right to require the Guarantor to assume the repayment obligation;
	(4)	The Guarantor should provide to the Bank its financial statements and other relevant documents periodically or upon the request from the Bank;

(5)

During the term of this Agreement, the Guarantor should give written notice 30 days in advance if any of the following events occurs: common stock transferring, reorganization , acquisition, change of business scope, disposition of significant amount of assets, change of registered capital, entry into material lease agreement, and the establishment of a joint venture.

(6)

If any of following events occurred during the term of the Agreement that will adversely impact the Guarantor’s financial condition or its ability to fulfill this Agreement, the Bank shall be informed within three days after the event occurred. Those events include but not limited to dissolution, closedown, liquidation, bankruptcy, subject to major law suit or arbitration or any other administrative penalties.

	(7)		The bank’s right and interest must be ensured and may not be impaired when the Guarantor provides guarantee to any other third party.
	(8)		When the Debtor default its obligation and the Bank requires the Guarantor to assume the repayment obligation, the Guarantor shall repay the Bank immediately after receiving the Bank’s written notice.
	(9)		If the Guarantor fails to fulfill its obligation under Section 7(8), the Bank has the right to set off against the Guarantor’s cash balance deposited with the Bank or dispose the assets of the Guarantor that are legally controlled or managed by the Bank.

8.	The Creditor’s rights and obligations:
	1)		The Bank should promptly inform the Guarantor in written notice when the Bank transfers its right to the principal indebtedness to any other third party once the transfer agreement has been signed;
	2)		There is no need to notify the Guarantor when each credit transaction occurs and the individual agreement is sighed under the Underlying Contract;
	3)		When Debtor defaults its repayment obligation partially or entirely within the guarantee period, the Bank has the right to require the Guarantor to perform the repayment obligation;
	4)		The Bank should keep information and materials provided by the Guarantor to the Bank confidential except as otherwise required to be disclosed by applicable laws.

9.	Breach of contract and settlement
1)

Both parties to this Agreement should perform their respective obligations after this Agreement is executed and delivered. If one party defaults its obligation partially or entirely, it shall compensate the other party for all the damages caused by such default.

	2)		The Bank shall be compensated for all the losses caused by the Guarantor as a result of the Guarantor’s untrue, incomplete, incorrect or misleading representations;
	3)		If the Agreement becomes invalid due to the Guarantor’s fault, the Bank shall be compensated for all the losses guaranteed by the Guarantor.
4)

During the term of the Agreement, if any of the following events occurs, the Bank has the right to accelerate the repayment of all the principal and request the Guarantor to fulfill its guarantee obligations hereunder or to dispose the Guarantor’s assets or its right to any assets legally controlled by the Bank:

		(1)	Any indebtedness under any of the Underlying Contracts is due and repayment obligation is defaulted;
		(2)	Repayment of loan is accelerated as the parties agreed under the Underlying Contract;

(3)

the Guarantor incurred material financial loss, material loss of assets, loss of assets due to guarantee offered to the other party or other financial crisis, without providing guarantee satisfactory to the Bank;

(4)

The controlling shareholder of the Guarantor and the Guarantor’s related parties incurred material financial losses; any material transactions occurred between the Guarantor and its controlling shareholders or any related parties and the transactions adversely affect the Guarantor ’s operations;

	(5)	Unfavorable change of the industry environment in which the Guarantor engages;
	(6)	The management of the Guarantor conducted bribery, corruption, or any other illegal activities;
	(7)	The Guarantor’s business is terminated and dissolved or the Guarantor ’s business license is revoked; or the Guarantor is bankrupt;
	(8)	Any events happened to the Guarantor, which may have adverse impact on the Bank’s interest or equity.

10.

The Bank’s right hereunder is accumulated, and shall not affect or preclude the Bank from any other rights to the Guarantor, derived from applicable laws and other contracts. No failure or delay in exercising any power or right hereunder by the Bank shall be deemed as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

11.

The Guarantor’s right and obligation hereunder and this Agreement remains valid and binding upon the Guarantor’s takeover, successor and transferee; the validity of this Agreement shall not be impaired by any disputes, claims, orders of higher level of administrative units, legal proceedings, and any contracts and documents signed between the Debtor and any other natural person and entities; nor shall be impaired by the Debtor’s bankruptcy, insolvency, change of articles of association and suspension of business license.

12.

This agreement’s validity is independent from the Underlying Contract. Its validity shall not be impaired by the invalidity of the Underlying Contract resulted from any reasons. If any provision contained in this Agreement becomes invalid, the other part of this Agreement shall not be impaired by it.

13.	This agreement can not be amended and terminated by each party to this Agreement without written agreement reached by both parties.

14.

This Agreement shall be governed by the relevant laws of China. Any disputes arising from the execution of, or in connection with this Agreement shall be settled through friendly negotiation between both parties hereto. In case no settlement to disputes can be reached through friendly negotiation, the disputes shall be submitted to a court of the Bank’s domicile.

Qingdao Free Trading Zone Sentaida International Trade Co., Ltd

/s/ Qin Long

Seal

March 13, 2009

China Citic Bank Jinan Branch

Seal

March 13, 2009